Exhibit 5.1

ATTORNEYS AT LAW

VINSON & ELKINS L.L.P.
THE TERRACE 7
2801 VIA FORTUNA, SUITE 100
AUSTIN, TEXAS  78746
TELEPHONE: (512) 542-8539
FAX: (512 2367-3340
www.velaw.com

November 28, 2007

Ladies and Gentlemen:

Perficient, Inc.
1120 South Capital of Texas Highway
Building 3, Suite 220
Austin, Texas 78746

Ladies and Gentlemen:

We have acted as counsel for Perficient, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the issuance of an aggregate of up to 2,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s 401(k) Employee Savings Plan (the “401(k) Plan”) and the Company’s 1999 Stock Option/Stock Issuance Plan (together with the 401(k)  the “Plans”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the certificate of incorporation of the Company, as amended, (iii) the bylaws of the Company, as amended, (iv) certain resolutions adopted by the board of directors of the Company, and (v) and such other certificates, instruments and documents as we have considered necessary for purposes of this opinion letter.

We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.  In addition, we have assumed that the Shares have been duly authorized and will be issued in accordance with the terms of the Plans and instruments executed pursuant to the Plans which govern the awards to which the Shares relate.

Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued by the Company in accordance with the terms of the Plan, will be legally issued, fully paid, and non-assessable.

This opinion is limited in all respects to the laws of the States of Texas and Delaware and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.